Exhibit 99.1
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
Nanosphere acquires the rights to intellectual properties
NORTHBROOK, Ill., August 24, 2010 — Eppendorf AG and Nanosphere, Inc. announced today that Nanosphere has acquired certain patents and patent rights of Eppendorf on a global basis for $4 million, while providing a limited license back to service existing Eppendorf customers and licenses previously issued that relate to the purchased patents and patent rights. As part of the transaction, the companies settled a patent litigation dispute.
About Nanosphere
Nanosphere, Inc. develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at: http://www.nanosphere.us.
Eppendorf AG
Eppendorf AG, based in Hamburg, Germany, develops, produces and distributes instruments and consumables for the Life Science research industry. Its subsidiary, Eppendorf Array Technologies SA (EAT) specializes in biochip solutions for various applications, GMO detection in food and feed, transcription factor profiling, and molecular diagnostics. Additional information is available at: http://www.eppendorf.com
Contact:
Investors:
Nanosphere, Inc.
Roger Moody, 847-400-9021
rmoody@nanosphere.us
or
Media
The Torrenzano Group
Ed Orgon, 212-681-1700
ed@torrenzano.com